EXHIBIT 99.1

Zoom Technologies Reports Net Income for the Second Quarter of 2005

Boston, MA, July 28, 2005 –Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other data communication products, today reported net income of $1.4 million or $.15 per diluted share for the second quarter of 2005, compared to a net loss of $0.6 million or $.07 per diluted share for the second quarter of 2004. Zoom reported net sales of $6.5 million for its second quarter ending June 30, 2005, down 19.4% from $8.1 million for the second quarter of 2004.

The net income of $1.4 million for the second quarter of 2005 was comprised of an operating loss of $2.1 million and other income of $3.5 million. The operating loss includes a $1.1 million accounting reserve for receivables and consigned inventories with a significant U.K. customer, Granville Technology Group Ltd. This compares to an operating loss of $.7 million and other income of $.1 million in the second quarter of 2004. The $3.5 million of other income for the second quarter of 2005 was Zoom’s recorded gain and cash received from the sale of InterMute to Trend Micro, Inc. in June 2005.

Yesterday it was reported that Granville Technology Group had gone into “administration,“ a U.K form of receivership, and that the administrators had decided not to keep the company running as a going concern. Today it was reported that the administrators will assess whether the business should be sold, or whether the business assets will be sold instead to help satisfy creditors. Zoom has a receivable of $.8 million and consigned inventories of $.3 million with Granville. Zoom’s general and administrative expense for the second quarter of 2005 reflects a $1.1 million reserve for these assets. Granville represented 8.5% of Zoom’s total net sales in the second quarter of 2005.

Zoom’s gross profit was $1.4 million or 21.2% of net sales in the second quarter of 2005, down from $2.3 million or 27.8% of net sales in the second quarter of 2004. The lower gross profit resulted primarily from lower sales and lower margins realized on those sales. Gross margins were lower primarily due to the continuing product sales shift away from dial-up modems, Zoom’s highest margin product category, and lower absorption of manufacturing overhead due to lower sales.

Operating expenses were $3.5 million or 53.7% of net sales in the second quarter of 2005 compared to $2.9 million or 35.8% of net sales in the second quarter of 2004. This increase was due to the $1.1 million charge for Granville receivables and consigned inventories, which was partially offset by a $.5 million reduction of other operating expenses. The second quarter of 2004 had unusually high acquisition-related expenses, $.3 million, and Zoom had no acquisition-related expenses in the second quarter of 2005. The remaining $.2 million reduction of operating expenses was due primarily to headcount reductions, reduced selling costs, and improved benefit costs.

Zoom’s cash balance on June 30, 2005 was $9.1 million, down from $9.4 million on December 31, 2004 due primarily to an increase in inventory of $1.4 million and operating losses for the six months, partially offset by the receipt of $3.5 million from the InterMute transaction. Zoom’s mortgage on its headquarters buildings of $5.0 million is classified as a current liability on its June 30, 2005 balance sheet since it is due in January 2006. Zoom believes that it will be able to obtain a new mortgage if it chooses to do so.

“While we continue to streamline our business to reduce costs, our focus is on growing Zoom’s sales,” said Frank Manning, Zoom’s President and CEO. “We are encouraged by the prospects for our DSL and VoIP products in the US, the UK, Turkey, Vietnam, Latin America, and a number of other important markets. Quoting activity is unusually high, and that’s a good sign. Response to our wholesale VoIP service, VoIP ASAP, has been encouraging. We are also pleased with the extra financial strength and flexibility we’ve achieved with the $3.5 million gain from our InterMute investment. We may realize up to an additional $3 million by the end of 2006 depending on the achievement of InterMute-related performance goals by Trend Micro.”

Zoom has scheduled a conference call for Friday, July 29th at 9:00 a.m. Eastern Time. You may access the conference call by dialing (888) 569-5033 for calls made within the United States and dialing (719) 457-2653 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q2) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communications products under the Zoom and Hayes® brands, and provides voice over the Internet services under the Global Village brand. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s VoIP and DSL products and prospects, the implication that quoting activity or responses to our products could result in increased orders or sales, and Zoom’s belief that it will be able to obtain a new mortgage if it chooses to do so. Actual results may be materially different from expectations as a result of known and unknown risks, including: the uncertainty of market acceptance and growth of VoIP and of DSL modem markets; the uncertainty of Zoom’s ability to grow its sales or more successfully penetrate those markets; Zoom’s reliance on a relatively limited number of customers for sale of its DSL modems; Zoom’s increasing reliance on international sales; the uncertainty of the regulatory environment of VoIP products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; other delays in shipments of products; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; changes in and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Moreover, Zoom cannot assure that it will be able to refinance all or a portion of its mortgage on favorable terms if at all. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Jun 30,	Dec 31,
	2005	2004

Assets

Current assets:

Cash	$9,094	$9,439
Accounts receivable, net	2,588	3,349
Inventories	6,351	5,031
Prepaid expenses and other	197	530

Total current assets	18,230	18,349

Property and equipment, net	2,580	2,703

Total assets	$20,810	$21,052

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,694	$2,007
Accrued expenses	1,013	1,275
Current portion of long-term debt	4,996	230

Total current liabilities	7,703	3,512

Long-term debt	—	4,872

Total liabilities	7,703	8,384

Stockholders’ equity:

Common stock and additional paid-in capital	31,080	30,662
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	427	523
Retained earnings (deficit)	(18,393)	(18,510)

Total stockholders’ equity	13,107	12,668

Total liabilities & stockholders’ equity	$20,810	$21,052

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04

Net sales	$6,524	$8,091	$12,961	$15,883
Cost of goods sold	5,143	5,841	10,047	11,321

Gross profit	1,381	2,250	2,914	4,562

Operating expenses:
Selling	1,075	1,171	2,195	2,397
General and administrative	1,731	1,063	2,553	2,016
Research and development	695	666	1,445	1,344
Total operating expenses	3,501	2,900	6,193	5,757

Operating profit (loss)	(2,120)	(650)	(3,279)	(1,195)

Other income (expense), net	3,541	70	3,396	58

Income (loss) before income taxes	1,421	(580)	117	(1,137)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$1,421	$(580)	$117	$(1,137)

Basic earnings (loss) per share:

Earnings (loss) per share	$0.16	$(0.07)	$0.01	$(0.14)

Diluted earnings (loss) per share:

Earnings (loss) per share	$0.15	$(0.07)	$0.01	$(0.14)

Weighted average number of shares outstanding:

Basic	9,164	8,466	9,066	8,333

Diluted	9,397	8,466	9,426	8,333